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                                                                    EXHIBIT 99.1

                        [PRINCETON NATIONAL BANCORP LOGO]

PRINCETON NATIONAL BANCORP, INC. JOINS NEW RUSSELL MICROCAP INDEX

July 21, 2005 - Princeton National Bancorp, Inc. (NASDAQ: PNBC) joined the new Russell Microcap(TM) Index when Russell Investment Group reconstituted its family of U.S. indexes on June 24, 2005. Russell recently posted a membership list for the Russell Microcap at www.russell.com/US/Indexes.

President Sorcic commented, "We are very pleased to be included in the Russell Microcap(TM) Index. We believe the Russell Microcap(TM) Index will assist all investors in their decision-making and portfolio planning. The Russell Investment Group's family of U.S. indexes is one of the most well-known performance benchmarks among U.S. institutional investment professionals and private investors. This new index offers managers and other investors a comprehensive, unbiased barometer to compare their performance against the genuine microcap marketplace of stocks."

According to Russell, companies included in the new Russell Microcap(TM) Index were ranked by total market capitalization as of May 31, 2005 and are weighted based on free-float adjustment, an integral aspect of Russell index methodology that is of particular importance in the small-cap and microcap segments. Free-float adjustment means stocks are weighted by their available market capitalization which is calculated by multiplying the primary closing price by the available shares. Russell uses a transparent, objective process in the development of its indexes and all Russell indexes have been free-float adjusted since inception.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. More than $2.5 trillion in assets are currently benchmarked to Russell indexes. Investment managers who oversee these funds purchase shares of member stocks according to that company's weighting in the particular index.

Russell, a global leader in multi-manager investment services, provides investment products and services in more than 39 countries. Russell manages more than $135 billion in assets and advises clients worldwide representing $2.3 trillion. Founded in 1936, Russell is a subsidiary of Northwestern Mutual and is headquartered in Tacoma, Washington with additional offices in New York, Toronto, London, Paris, Singapore, Sydney, Auckland and Tokyo.

Princeton National Bancorp, Inc. is a $705 million community bank with locations throughout northern Illinois, five of which are in high-growth markets and two additional locations (Aurora and Elburn) which will also be built in high growth markets. These communities include: Huntley, Hampshire, Minooka, Sandwich, Genoa, Peru, Princeton, Henry, Oglesby, Spring Valley and DePue. Upon completion of the Somonauk FSB Bancorp, Inc. acquisition, the Company will also have locations in Somonauk, Newark, Plano, Millbrook and a second location in Sandwich. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.

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This press release may contain certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are un-audited and may vary from the audited results.


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Inquiries should be directed to:        Lou Ann Birkey, Vice President -
                                    Investor Relations, Princeton National
                                    Bancorp, Inc., (815)875-4444
                                    E-Mail address:  pnbc@citizens1st.com